UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2015

McKesson Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-13252	94-3207296
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Post Street, San Francisco, California	94104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 983-8300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 22, 2015, McKesson Corporation (“McKesson” or the “Company”) entered into a Credit Agreement (the “New Credit Facility”) with Bank of America, N.A., as administrative agent, the lenders party thereto, Wells Fargo Bank, National Association, as Letters of Credit issuer, and Bank of America, N.A. (acting through its Canada branch), Citibank N.A. and Barclays Bank PLC, as swing line lenders. The New Credit Facility replaced the Company’s existing $1.3 billion five-year senior unsecured revolving credit facility, dated as of September 23, 2011 (the “Existing Credit Facility”), which was filed with the Securities and Exchange Commission on October 25, 2011 as Exhibit 10.1 to McKesson’s Quarterly Report on Form 10-Q. There were no borrowings outstanding under the Existing Credit Facility at the time of its termination. By entering into the New Credit Facility and terminating certain of its other facilities including the Existing Credit Facility, its $1.35 billion accounts receivable facility as described below and its €500 million five-year senior unsecured revolving credit facility, the Company aims to consolidate its global liquidity resources.

Under the New Credit Facility, which is scheduled to mature in October 2020, the Company has a revolving line of credit available of up to $3.5 billion and a $3.15 billion aggregate sublimit of availability in Canadian Dollars, British Pounds Sterling and Euros. The New Credit Facility requires that the Company maintain a debt to capital (excluding accumulated other comprehensive income or loss) ratio of no greater than 65%. The remaining terms and conditions of the New Credit Facility are substantially similar to those previously in place under the Existing Credit Facility.

Borrowings under the New Credit Facility bear interest based upon the London Interbank Offered Rate, Canadian Dealer Offered Rate for credit extensions denominated in Canadian Dollars, a prime rate or alternative overnight rates as applicable plus agreed margins.

In the event of default under the New Credit Facility, the lenders may elect, among other things, to declare any unpaid amounts obtained under the New Credit Facility to be immediately due and payable.

The Company can use funds obtained under the New Credit Facility for general corporate purposes.

In the ordinary course of their respective businesses, the lenders under the New Credit Facility and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company and its affiliates.

The above description of the New Credit Facility does not purport to be complete and is qualified in its entirety by reference to the executed copy of the New Credit Facility, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On October 22, 2015, the Company gave notice under the Company’s existing $1.35 billion accounts receivable facility that it elects to terminate in whole the commitments thereunder, and to terminate such accounts receivable facility evidenced by, that certain Fourth Amended and Restated Receivables Purchase Agreement, dated as of May 18, 2011 (as amended, the “Receivables Purchase Agreement”), among the Company, as servicer, CGSF Funding Corporation, as seller, the conduit purchasers party thereto, the committed purchasers party thereto, the managing agents party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (as successor to JPMorgan Chase Bank, N.A.), as collateral agent. As a result of such notice, the agreement will terminate on January 21, 2016 in accordance with its terms, provided that the parties may agree to an earlier termination.

The information set forth above under Item 1.01 regarding termination of the Existing Credit Facility is hereby incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of October 22, 2015, among the Company and Certain Subsidiaries, as Borrowers, Bank of America, N.A. as Administrative Agent, Bank of America, N.A. (acting through its Canada Branch), Citibank, N.A. and Barclays Bank PLC, as Swing Line Lenders, Wells Fargo Bank, National Association as L/C Issuer, Barclays Bank PLC, Citibank N.A., Wells Fargo Bank, National Association as Co-Syndication Agents, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd. as Co-Documentation Agents, and The Other Lenders Party Thereto, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Citigroup Global Markets Inc., Goldman Sachs Bank USA, J.P. Morgan Securities, LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Securities, LLC as Joint Lead Arrangers and Joint Book Runners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2015

McKesson Corporation

By:	/s/ James A. Beer
James A. Beer
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of October 22, 2015, among the Company and Certain Subsidiaries, as Borrowers, Bank of America, N.A. as Administrative Agent, Bank of America, N.A. (acting through its Canada Branch), Citibank, N.A. and Barclays Bank PLC, as Swing Line Lenders, Wells Fargo Bank, National Association as L/C Issuer, Barclays Bank PLC, Citibank N.A., Wells Fargo Bank, National Association as Co-Syndication Agents, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd. as Co-Documentation Agents, and The Other Lenders Party Thereto, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Citigroup Global Markets Inc., Goldman Sachs Bank USA, J.P. Morgan Securities, LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Securities, LLC as Joint Lead Arrangers and Joint Book Runners.